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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Tanox, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CORPORATE 10555 Stella Link Houston, TX 77025-5631 (713) 578-4000 • (713) 578-5005 (Fax)
MAILING ADDRESS 10301 Stella Link Houston, TX 77025-5445 (713) 578-4000 • (713) 578-5004 (Fax)

April 19, 2005

Dear Stockholder:

        On behalf of your board of directors and management, I am pleased to invite you to attend the annual meeting of stockholders of Tanox, Inc. It will be held at our corporate offices located at 10555 Stella Link Road, Houston, Texas 77025, on Friday, June 10, 2005, at 10:00 a.m.

        The Notice of Annual Meeting, a Proxy Statement, which describes the business to be conducted at the meeting, and our 2004 Annual Report to Stockholders follow this letter. After reading the materials, please promptly fill in, date, sign and return the enclosed proxy card in the accompanying envelope. It is important that your shares are represented at the meeting. Whether or not you plan to attend the meeting, please complete and return the proxy card. Voting by proxy will not prevent you from attending the meeting and voting in person.

        In addition to the formal items of business to be brought before the meeting, there will be a report on Tanox's operations during 2004, followed by a question and answer period. Your interest in Tanox is appreciated, and we look forward to seeing you on June 10th.

Sincerely,

Nancy T. Chang President and Chief Executive Officer

TANOX, INC.
10555 Stella Link Road
Houston, Texas 77025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME:	10:00 a.m. on Friday, June 10, 2005
PLACE:	10555 Stella Link Road Houston, Texas 77025
ITEMS OF BUSINESS:	1.	Elect two Class II directors to serve for three-year terms
	2.	Consider such other business as may properly come before the meeting
RECORD DATE:	You are entitled to vote if you were a stockholder at the close of business on April 14, 2005.
PROXY VOTING:
It is important that your shares be voted at the meeting. You are cordially invited to attend the meeting and vote in person. If you are unable to attend the meeting, please vote by signing, dating and returning the accompanying proxy card as soon as possible.
Katie-Pat Bowman Vice President, General Counsel and Corporate Secretary

Houston, Texas
April 19, 2005

This notice of meeting and proxy statement and accompanying proxy card are being distributed on or about April 27, 2005.

TANOX INC.
10555 Stella Link Road
Houston, Texas 77025

PROXY STATEMENT

TABLE OF CONTENTS

INTRODUCTION
VOTING PROCEDURES
Who May Vote
How to Vote
Proxies Can Be Revoked
Meeting Attendance
Shares Outstanding and Quorum
Required Votes
Expenses of Solicitation
PROPOSAL 1—ELECTION OF DIRECTORS
Nominees for Class II Director for a Three-Year Terms to Expire in 2008
Information on Directors Continuing in Office
Board Committees
Board and Board Committee Meetings
Board Independence
Director Nomination Process
Compensation Committee Interlocks and Insider Participation
Board Compensation
Code of Ethics
REPORT OF THE AUDIT COMMITTEE
Independent Auditors
BENEFICIAL OWNERSHIP TABLE
Section 16(a) Beneficial Ownership Reporting Compliance
EXECUTIVE COMPENSATION
Summary Compensation Table
Options Grant Table
Option Exercises Table
Equity Compensation Plan Information
COMPENSATION COMMITTEE REPORT
STOCK PERFORMANCE GRAPH
OTHER TRANSACTIONS
FUTURE STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS AND STOCKHOLDER COMMUNICATIONS
Advance Notice Required for Stockholder Nominations and Proposals at the 2005 Annual Meeting
Stockholder Proposals for the 2006 Annual Meeting
Stockholder Communications with the Board of Directors

INTRODUCTION

        The Board of Directors of Tanox Inc. is soliciting proxies to be used at the 2005 annual meeting of stockholders. For a period of ten days prior to the annual meeting, a complete list of stockholders of record entitled to vote at the annual meeting will be available at our executive offices for inspection by stockholders during ordinary business hours for proper purposes.

VOTING PROCEDURES

Who May Vote

        Holders of record of Tanox common stock at the close of business on April 14, 2005 will be entitled to vote their shares at the annual meeting. Your shares can be voted at the annual meeting only if are present in person or represented by a valid proxy.

How To Vote

        If you are a stockholder of record, you may vote by either:

        1.     Attending the meeting; or

        2.     Signing, dating and returning your proxy card in the envelope provided.

        If you hold your shares through someone else, such as a bank or broker, you will be able to vote by following the voting instruction form you receive from your bank or broker.

        If you return your signed proxy, your shares will be voted as you direct. If any other items of business properly come before the meeting, the persons named in the proxy will vote in accordance with their best judgment.

Proxies Can Be Revoked

        You can revoke your proxy at any time before it is voted at the annual meeting in any of the following ways:

        1.     By sending a written notice of revocation to the Corporate Secretary of Tanox at its principal office at 10555 Stella Link Road, Houston, Texas 77025;

        2.     By sending another proxy that is properly signed and bearing a date that is later than the proxy being revoked; or

        3.     By voting in person at the annual meeting.

Meeting Attendance

        Only stockholders, their proxy holders and Tanox's guests may attend the annual meeting. If you plan to attend, you must be a stockholder of record as of April 14, 2005, or you must bring with you a brokerage statement or other evidence that you are a beneficial owner of common stock on April 14, 2005.

Shares Outstanding and Quorum

        As of the record date, Tanox had 45,284,198 shares of common stock outstanding. Each share of common stock is entitled to one vote. A majority of the outstanding shares of common stock, represented in person or by proxy, will constitute a quorum at the meeting.

Required Votes

        The inspector of election will tabulate all votes at the annual meeting. You may vote either "For" each director nominee or withhold your vote from either one or both nominees. You may vote "For" or "Against" or "Abstain" from voting on each other proposal that may be properly brought before the meeting. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A "broker non-vote" occurs when a broker holding shares on your behalf does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received timely instructions from you. The broker is permitted to vote your shares on the election of directors even if you do not provide timely voting instructions. The directors will be elected by a plurality of the votes of shares of common stock present in person or represented by proxy at the annual meeting.

Expenses of Solicitation

        Solicitation of proxies for use at the annual meeting may be made by mail, telephone or in person, by directors, officers and regular employees of Tanox. These persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by such entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. The costs of preparing, printing, assembling and mailing the proxy materials used in the solicitation of proxies from Tanox stockholders will be borne by Tanox.

PROPOSAL 1

ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

        Our bylaws provide that the Board of Directors will consist of not less than one or more than nine directors. The number of authorized directors is currently set at six. The Board of Directors is classified into three classes, designated Class I, Class II and Class III, with terms expiring in 2007, 2005 and 2006, respectively. The terms of office of the members of one class of directors expire each year in rotation so that the members of one class are elected at each annual meeting to serve full three-year terms, or until their successors are elected and qualified. Each class consists, as nearly as may be possible, of one third of the total number of directors constituting the entire Board of Directors.

        Unless you withhold authority to vote for the director in the proxy, your shares will be voted for the nominees listed below. The nominees have indicated a willingness to serve as director, but if they should later decline or be unable to act as director, the persons named in the proxy will vote for the election of other persons the Board of Directors recommends.

The Board of Directors recommends that you vote for election of the nominees listed below. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

        The term of office for the Class II directors expires at this annual meeting. The Board of Directors has selected the nominees listed below, both of whom are incumbent directors, for election as Class II directors. If elected, they will serve until the annual meeting of stockholders in 2008 or until they resign or are succeeded by other qualified directors who have been elected. The terms of office of all other directors expire at the annual meeting in 2006 or 2007, as the case may be. Following is biographical information regarding the nominees for director and each other current director.

Nominees for Class II Director for Three-Year Terms to Expire in 2008

Heinz Wolf Bull, Dipl. Kfm Age 66 Director since 2000	Dipl.Kfm. Bull served as the Chief Executive Officer of the pharmaceutical division (ALTANA Pharma AG, formerly Byk Gulden Lomberg GmbH ("ALTANA Pharma")) of ALTANA AG, a strategic management holding company based in Germany, and member of the Executive Board of ALTANA AG, from January 1988 until December 31, 1999. Since January 1, 2000, he has been a non-executive director of ALTANA Pharma and CEO of ALTANA VC-Fund, a corporate venture capital fund investing in start-up companies and consulting such companies primarily in technology projects. He served in various other capacities at Byk between 1972 and 1988, including Vice President of International Operations, and General Manager of both the Austrian and Italian operating companies. Dipl.Kfm. Bull is a member of the Executive Board of Recordati SpA, an international pharmaceutical company based in Italy, and serves on its Audit and Compensation Committees. He is also a member of the Supervisory Board of Sunways AG, a manufacturing company of photovoltaic cells based in Germany, and he serves as Chairman of its Audit Committee. Dipl.Kfm. Bull received his Economics degree from the University of Mannheim, Germany. He has been an associate professor for international marketing at Dornbirn (Austria) University of Applied Sciences since 2000.
Tse Wen Chang, Ph.D Age 57 Director since 1986
Dr. Tse Wen Chang is one of our co-founders and served as our Vice President of Research and Development and Chief Scientific Officer from March 1986 until January 1997 when he resigned that position to assume the position of Dean of the College of Life Sciences at National Tsing Hua University in Hsinchu, Taiwan. Dr. Chang is currently a professor there. From May 2000 until March 2003, Dr. Chang was President of the Development Center for Biotechnology, a non-profit research organization that promotes biotechnology in Taiwan. Dr. Chang was a professor at Baylor College of Medicine in the Division of Molecular Virology from 1986 to 1991. Dr. Chang obtained his Ph.D. from Harvard University in cell and developmental biology.

Information on Directors Continuing in Office

Class III Directors with a Term Expiring in 2006:

Nancy T. Chang, Ph.D Age 55 Director since 1986	Dr. Nancy T. Chang is one of our co-founders. She has served as our President since our organization in March 1986 and as our Chief Executive Officer since June 1990. She also served as our Chairman of the Board from March 1986 until November 2003. From 1986 to 1992, Dr. Chang served as an Associate Professor at Baylor College of Medicine in the Division of Molecular Virology. Between 1981 and 1986, Dr. Chang was employed by Centocor, Inc., serving as the Director of Research, Molecular Biology Group, from 1984 to 1986. From 1980 to 1981, she was employed by the Roche Institute of Molecular Biology. Dr. Chang received her Ph.D. in biological chemistry from Harvard University.
William J. Jenkins, M.D Age 57 Director since 1999
Dr. Jenkins has been a strategic consultant to the pharmaceutical industry since April 1999. Prior to that, he served as Head of Clinical Development and Regulatory Affairs and as a member of the board of directors of Novartis Pharma AG, an international pharmaceutical company based in Basel, Switzerland, since 1992. Dr. Jenkins served as Head of Clinical Research for the Glaxo Group from 1988 to 1992. Dr. Jenkins is a director of ViroLogic, Inc., a biotechnology company, and serves on its audit committee. He is also a director of BTG plc, a UK technology licensing and commercialization company, and several private companies in the biotechnology and pharmaceutical industries. Dr. Jenkins received his medical degrees from the University of Cambridge.

Class I Directors with Terms Expiring in 2007:

Osama I. Mikhail, Ph.D Age 57 Director since 1994	Dr. Mikhail has served as Senior Vice President and Chief Strategic Officer of St. Luke's Episcopal Health System since September 1998, and also served in that capacity from 1992 through 1994. He is also a Professor of Management and Policy Sciences at the University of Texas, School of Public Health, in the Texas Medical Center, Houston, Texas, a position he has held since 1989. Dr. Mikhail has served as non-executive Chairman of the Board of Directors of Tanox since November 2003. Dr. Mikhail received an MBA from the University of Pennsylvania's Wharton School and an M.S. and Ph.D. from the Graduate School of Industrial Administration, Carnegie-Mellon University.

Peter G. Traber, M.D Age 50 Director since March 19, 2004
Dr. Traber has served as President and Chief Executive Officer and a Professor of Medicine at Baylor College of Medicine since March 2003. From March 2001 to February 2003, he served as Senior Vice President for Clinical Development & Medical Affairs and Chief Medical Officer at GlaxoSmithKline (GSK), where he was responsible for worldwide clinical development programs for GSK's Phase II-IV portfolio. He was Senior Vice President, Clinical Pharmacology and Experimental Medicine at SmithKline Beechum from September 2000 until the merger with Glaxo Wellcome in March 2001. From February 2000 until September 2000, Dr. Traber was Chief Executive Officer of the University of Pennsylvania Health System in Philadelphia. During that time he also served as Interim Dean for the University of Pennsylvania School of Medicine after serving as Chair of the Department of Internal Medicine at the school from July 1997 to February 2000. Dr. Traber serves on the board of directors of numerous foundations. He received his M.D. at Wayne State Medical School in Detroit in 1981, and served a residency in internal medicine at Northwestern University Medical School in Chicago, where he also did a fellowship in gastroenterology.

Board Committees

        The Board of Directors has designated an Audit Committee, a Compensation Committee and a Governance and Nominating Committee.

Audit Committee

Members:	Heinz W. Bull, Chairman *
William J. Jenkins
Osama I. Mikhail

* The Board has determined that Dipl.Kfm. Bull is qualified as an audit committee financial expert within the meaning of SEC regulations and applicable Nasdaq listing standards.
Number of meetings in 2004: four
Principal Functions:	The Board has adopted a written charter for the Audit Committee. Under the charter, this Committee is responsible for:
•
overseeing Tanox's internal control structure, financial reporting, and legal and ethical compliance program, and reviewing with Tanox's counsel any legal matter that could have a significant impact on the financial statements;
•	selecting the independent auditing firm and approving the fees and other compensation to be paid to the firm;
•	reviewing with financial management and the independent auditors interim financial statements prior to filing the Form 10-Q or prior to the release of earnings;

•	receiving and acting on reports and comments from Tanox's independent auditors regarding internal controls and other matters;
•	considering and approving material changes to auditing and accounting principles as suggested by independent auditors or management;
•
reviewing and recommending inclusion of the annual financial statements in the annual report on Form 10-K, and reviewing other reports or financial information submitted to government agencies, stockholders or the general public; and
•	maintaining direct lines of communication with the board of directors and Tanox's management and independent auditors.

Compensation Committee

Members:	Osama I. Mikhail, Chairman Tse Wen Chang Peter G. Traber
Number of Meetings in 2004: four
Principal Functions:	The Compensation Committee is responsible for making decisions with respect to the compensation of all officers and other key employees including:
•	annual base salary;
•	annual incentive opportunity level;
•	long-term incentive opportunity level (including stock option grants);
•	employment agreements, severance arrangements and change in control provisions; and
•	any other special or supplemental benefits.

Governance and Nominating Committee

Members:	William J. Jenkins, Chairman Osama I. Mikhail Heinz W. Bull
Number of meetings in 2004: two
Principal Functions:	The charter for the Governance and Nominating Committee can be found on our website at www.tanox.com. Under the charter, this Committee is responsible for:
•	establishing director qualification standards;
•	identifying and nominating qualified candidates for the Board and reviewing director candidates recommended by stockholders;
•	reviewing and making recommendations with respect to the size of the Board, the responsibilities of Board Committees and Committee membership;

•
developing and recommending appropriate modifications to the Tanox Corporate Governance Guidelines, Certificate of Incorporation and Bylaws, and making recommendations as appropriate with respect to developments in corporate governance;
•	considering questions of possible conflicts of interest of Board members and executive officers; and
•	overseeing an annual evaluation of the Board, its Committees and each director.

Board and Board Committee Meetings

        Under our Corporate Governance Guidelines, which can be found on our website at www.tanox.com, all directors are expected to diligently prepare for Board and committee meetings, attend meetings of the Board and of all the committees on which they serve, and actively participate in such meetings, drawing upon their knowledge, background and expertise, as appropriate, in addressing agenda items. While we do not have a formal policy regarding director attendance at annual meetings, we generally schedule the annual meeting of stockholders on the same day as a regular board meeting. All of our directors attended the 2004 Annual Stockholders Meeting.

        The Board of Directors generally holds four regular meetings per year and schedules special meetings when required. During 2004, the Board held five meetings. All directors attended at least 75% of the meetings of the Board of Directors and the Board committees of which they are members. Our non-management directors regularly meet in executive session without any members of management present.

Board Independence

        Under our Corporate Governance Guidelines, no non-employee director may receive consulting or other compensation from Tanox, except compensation paid in his or her capacity as a director. The Board has determined that all non-employee directors are "independent" as that term is defined by listing requirements of the Nasdaq Stock Market. In making this determination, the Board considered transactions and relationships between each director or his or her immediate family and the Company. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent.

Director Nomination Process

        Under our Corporate Governance Guidelines, candidates for director are selected for their character, judgment, diversity of experience, acumen, willingness to devote adequate time and effort to board responsibilities and their ability to act on behalf of stockholders. Scientific and industry expertise and familiarity with national and international issues affecting the Company's industry and business, as well as business in general, are among the relevant criteria. In connection with each director nomination recommendation, the Governance and Nominating Committee of the Board will consider the issue of continuing director tenure and take steps as may be appropriate to ensure that the Board maintains an openness to new ideas and a willingness to critically re-examine the status quo. Director candidates may be identified by members of the Board of Directors or by consultants retained by the Governance and Nominating Committee.

        The Governance and Nominating Committee will consider stockholder candidates that satisfy the foregoing qualification standards if received in a timely fashion, provided that the final selection of director nominees is within the sole discretion of the Board of Directors. Stockholders wishing to recommend director candidates for consideration may provide the names and biographical details of candidates, outlining their business and professional experience directly to the Governance and Nominating Committee or to the Committee c/o the Corporate Secretary, Tanox, Inc., 10555 Stella Link Road, Houston, Texas 77025. All such information regarding stockholder candidates for director must be received not later than December 28, 2005, in order for such persons to be considered for election at the 2006 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

        During 2004, there were no Compensation Committee interlocks or insider participation.

Board Compensation

        Directors who are employees of Tanox receive no additional compensation for serving on the Board of Directors. Non-employee directors receive an annual retainer of $15,000. The non-executive Chairman of the Board receives an additional retainer of $10,000, and each director receives $5,000 for service on a Board committee, or $7,500 if chairman of the committee. In addition, for each Board meeting in excess of the four regular meetings per year, each director receives: (i) $1,500 for Board meetings attended in person ($2,500 for directors having to travel internationally); and (ii) $1,500 for telephonic Board meetings attended ($1,000 if the meeting requires no advance preparation). They also receive $1,000 for attending, in person ($2,500 if the director has to travel more than four hours to attend), any meeting of a committee of the Board of which the director is a member, where the meeting is not scheduled in conjunction with a meeting of the full Board of Directors. Directors are reimbursed for out-of-pocket expenses incurred in the course of their service on the Board or its committees.

        Directors also receive stock options under the 2000 Non-Employee Director Stock Option Plan. As amended, the plan provides that new non-employee directors receive, upon initial election or appointment, an option to acquire 20,000 shares of common stock and all non-employee directors continuing in office following each annual meeting of stockholders would receive an option to acquire 10,000 shares. New directors who received their initial option grant within six months prior to the first annual meeting after their appointment would not be eligible for an option following that meeting. All options granted under the 2000 Non-Employee Director Stock Option Plan have exercise prices equal to the fair market value of the common stock on the date of grant, have terms of 10 years (subject to early termination) and vest monthly over 36 months.

Code of Ethics

        Tanox has adopted a "code of ethics," as defined in Item 406(b) of Regulation S-K, known as its Code of Business Conduct. It applies to all employees, including its principal executive officer and principal financial and accounting officer. Tanox has also adopted a Code of Business Conduct and Ethics for Directors. Both the Code of Business Conduct and the Code of Business Conduct and Ethics for Directors have been posted on our website at www.tanox.com. Any amendment to, or waiver of, a provision of the Code of Business Conduct that applies to Tanox's principal executive officer or principal financial and accounting officer and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K will also be posted on our website.

REPORT OF THE AUDIT COMMITTEE

        In the performance of our oversight responsibilities, we have reviewed and discussed Tanox's audited financial statements for the year ended December 31, 2004, with management and with Ernst & Young LLP, the independent auditors for Tanox. In addition, we discussed with Ernst & Young LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) with respect to those statements.

        We have received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and have discussed with Ernst & Young LLP its independence in connection with its audit of Tanox's most recent financial statements.

        Based on these reviews, discussions, and management's assurances, we recommended to the Board of Directors that these audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

        Each of the three members of the Audit Committee is independent, as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards, and the Board of Directors has adopted a written charter for the Audit Committee.

The Audit Committee of the Board of Directors

Heinz W. Bull (Chairman)
Osama I. Mikhail
William J. Jenkins

Independent Auditors

        Ernst & Young LLP has served as Tanox's independent auditors since June 2002, and audited Tanox's consolidated financial statements for the years 2003 and 2004. The Audit Committee appoints and engages the independent auditors annually, based primarily on a review of the audit scope and estimated audit fees. The Committee has not completed its review and recommendation with respect to the audit of the 2005 financials statements, and stockholder ratification of Tanox's independent auditors is not required by the bylaws or otherwise. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to address the meeting and respond to appropriate questions.

  Audit Fees

        The aggregate fees billed by Ernst & Young LLP for the audit of our annual financial statements for 2004 and 2003, including the quarterly review of financials statements included in our Form 10-Qs, were $333,000 and $172,200, respectively. The 2004 amount also includes fees related to Ernst & Young LLP's audit of management's assessment of internal controls over financial reporting as required by Section 404 of the Sarbanes Oxley Act of 2002 ("SOX").

  Audit-Related, Tax and All Other Fees

        There were no fees billed by Ernst & Young LLP for audit-related services, tax services or any other services rendered during 2004 or 2003.

  Pre-Approval Policy

        As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent auditors to ensure that the provision of those services does not impair the auditors' independence. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent auditors. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to its Chairman the Committee's pre-approval authority. The Chairman of the Audit Committee reports any of his pre-approval decisions at the next Audit Committee meeting.

BENEFICIAL OWNERSHIP TABLE

        The following table sets forth the number of shares of common stock beneficially owned on February 28, 2005, by each person or entity known to Tanox to be a beneficial owner of 5% or more of its common stock, by each Tanox director and director nominee, by each executive officer named in the Summary Compensation Table below and by all directors, director nominees and executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the table.

Name and Address	Number of Shares		% of Class
Nancy T. Chang 10301 Stella Link Road Houston, Texas 77025	6,853,421	(1)	15.4%
Tse Wen Chang College of Life Sciences National Tsing Hua University Hsinchu, Taiwan, Republic of China	6,542,414	(2)	14.9%
Novartis AG S-202.502 CH-4002 Basel Switzerland	6,373,732	(3)	14.5%
Samuel D. Isaly	5,055,400	(4)	11.5%
OrbiMed Advisors, LLC 767 Third Avenue, 30th Floor New York, New York 10017
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	4,840,300	(5)	11.0%
Osama I. Mikhail	68,107	(6)	*
William J. Jenkins	18,207	(6)	*
Heinz W. Bull	33,207	(6)	*
Peter G. Traber	7,222	(6)	*
Jeffrey W. Organ	70,000	(6)	*
Matthew Moyle	107,187	(6)	*
Katie-Pat Bowman	88,400	(6)	*
Gregory P. Guidroz	16,374	(6)	*
All executive officers and directors, as a group (10 persons)	13,804,539	(6)	30.9%

*
Less than 1%

(1)
Includes (i) 364,489 shares that may be acquired by Dr. N. Chang within 60 days upon the exercise of outstanding stock options, (ii) 2,750,000 shares held by Robinhood II Limited Partnership, (iii) 730,699 shares held by Dr. N. Chang as trustee under certain grantor retained annuity trusts, (iv) 343,438 shares held as a trustee for trusts benefiting her daughters, and (v) 34,816 shares held by AMC Ventures, L.P.. Dr. N. Chang is the President of Apex Enterprises, Inc., the sole general partner of AMC Ventures, L.P. and Robinhood II Limited Partnership, and is the beneficial owner of shares held by those partnerships. Dr. N. Chang has sole voting power with respect to 2,973,417 shares she holds directly. Of those shares, she has entered into prepaid forward sales agreements to sell (i) 250,000 shares with closings to occur in mid-November 2007, and (ii) 500,000 shares with closings to occur on August 29, 2008.

(2)
Includes (i) 18,217 shares that may be acquired by Dr. T. Chang within 60 days upon the exercise of outstanding stock options and (ii) 241,904 shares held in trust by Dr. T. Chang for his children.

(3)
Based on a Schedule 13G filed with the SEC on April 13, 2000.

(4)
Based on an amended Schedule 13G filed with the SEC on February 14, 2004, (i) OrbiMed Advisors LLC has shared voting and dispositive power with respect to 4,283,100 shares it holds for various funds, and (ii) OrbiMed Capital LLC has shared voting and dispositive power with respect to 772,300 shares it holds for various funds. Samuel D. Isaly is the President or Managing Member of OrbiMed Advisors LLC and the Managing Member of OrbiMed Capital LLC, and may be deemed to be the beneficial owner of the shares beneficially owned by those entities.

(5)
Based on an amended Schedule 13G filed with the SEC on February 14, 2005, Fidelity Management & Research Company, an investment advisor and wholly owned subsidiary of FMR Corp., has sole power to dispose of 4,834,800 shares as a result of acting as investment advisor to various investment companies. Another FMR Corp. subsidiary, Fidelity Management Trust Company, is the beneficial owner of 5,500 shares. Edward C. Johnson, Chairman of FMR Corp., and FMR Corp., through its control of Fidelity Management & Research and Fidelity Management Trust Company, each has sole power to dispose of the 4,834,800 shares held by Fidelity Management & Research Company and has sole power to vote and dispose of the 5,500 shares held by Fidelity Management Trust Company. Members of the Edward C. Johnson 3d family (including Abigail P. Johnson) are the predominant owners of Class B common stock of FMR Corp. representing approximately 49% of the voting power of FMR Corp., and through a voting agreement among the Class B holders maybe be deemed to form a controlling group with respect to FMR Corp.

(6)
Includes 30,207 shares, 18,207 shares, 33,207 shares, 7,222 shares, 70,000 shares, 107,187 shares, 88,250 shares, 16,374 shares and 753,350 shares that may be acquired by Dr. Mikhail, Dr. Jenkins, Mr. Bull, Dr. Traber, Mr. Organ, Dr. Moyle, Ms. Bowman, Mr. Guidroz and all executive officers and directors as a group, respectively, within 60 days upon the exercise of outstanding stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Tanox's directors and executive officers, and persons who own more than 10% of a registered class of Tanox's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Tanox common stock. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Tanox with copies of all Section 16(a) forms they file.

        To Tanox's knowledge, based solely on a review of the copies of such reports furnished to it and written representations that such reports accurately reflect all reportable transactions and holdings, during the year ended December 31, 2004, all Section 16(a) reports applicable to its executive officers and directors were filed on a timely basis with the exception of three inadvertent late filings on Form 4 by Tse Wen Chang. Dr. T. Chang reported: on May 25, 2004, eight individual sales of common stock occurring on May 15, 2004; on September 24, 2004, 11 individual sales of common stock occurring on September 13 and 14; and on December 16, 2004, two individual sales of common stock occurring on December 13, 2004. The total number of shares sold by Dr. T. Chang and reported late in the foregoing reports was 22,932 shares.

EXECUTIVE COMPENSATION

        The following table shows the total compensation paid by Tanox for the years ended December 31, 2004, 2003 and 2002, to Dr. Nancy T. Chang, our Chief Executive Officer, and the executive officers at December 31, 2004 that were the most highly compensated executive officers during 2004 ("named executive officers").

Summary Compensation Table

		Annual Compensation					Long-Term Compensation
Name and Principal Position(1)	Year	Salary	Bonus	Other Annual Compensation(2)			Shares Underlying Options Granted	All Other Compensation(3)
Nancy T. Chang President and Chief Executive Officer	2004 2003 2002	$441,827 428,752 413,750	$125,000 64,000 52,236		— — —		45,000 50,000 55,000	$6,242 6,035 5,714
Jeffrey W. Organ Chief Operating Officer	2004 2003 2002	285,133 280,000 255,769	— 16,000 29,733	$	— — 166,059	(4)	15,000 — 175,000	6,242 6,035 5,197
Matthew Moyle Vice President, Research	2004 2003 2002	199,180 189,251 180,500	40,000 20,800 22,788		36,939 31,926 104,307	(5) (5) (5)	25,000 20,000 20,000	5,418 5,329 5,149
Katie-Pat Bowman Vice President, General Counsel and Secretary	2004 2003 2002	200,613 196,418 189,166	37,000 16,000 23,882		— — —		18,000 15,000 15,000	5,632 5,515 5,225
Gregory P. Guidroz Vice President, Finance	2004 2003 2002	156,791 152,005 63,654	30,000 12,000 6,242		— — —		15,000 30,000 —	5,728 5,585 144

(1)
Messrs. Organ and Guidroz joined Tanox on February 11, 2002 and July 30, 2002, respectively. Mr. Organ's employment with Tanox terminated effective January 5, 2005.

(2)
The total incremental cost for perquisites and other personal benefits to any named executive officer did not exceed $50,000 or 10% of such officer's combined salary and bonus during the year.

(3)
2004 amounts consist of: matching contributions of $5,000 made pursuant to our 401(k) plan for each of the named executive officers, and premiums paid for group term life insurance of $1,242, $1,242, $418, $632 and $728 on behalf of Dr. Chang, Mr. Organ, Dr. Moyle, Ms. Bowman and Mr. Guidroz, respectively.

(4)
Represents the payment by Tanox of relocation expenses, including a gross-up payment to reimburse Mr. Organ for the estimated taxes attributable to the relocation payment

(5)
The 2004 and 2003 amounts represent that portion of a contingent bonus, paid in connection with Dr. Moyle's hiring, that vested during 2004 and 2003, including a gross-up payment for taxes attributable to related interest forgiven. The 2002 amount includes the payment by Tanox of (a) $51,088 for relocation expenses, including a gross-up payment to reimburse him for the estimated taxes attributable to the relocation payment and (b) compensation in the amount of $53,219, representing that portion of the contingent bonus that vested during 2002, including a gross-up payment for taxes attributable to related interest forgiven.

Option Grants During 2004

	Individual Grants (1)				Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2004	Exercise Price ($/share)	Expiration Date	5% ($)	10% ($)
N. Chang	45,000	6.55	16.51	2/16/2014	467,237	1,184,071
J. Organ	15,000	2.18	16.51	2/16/2014	12,383	24,765
M. Moyle	20,000 5,000	2.91 ..73	16.51 15.12	2/16/2014 3/10/2014	207,661 47,544	526,254 120,487
K. Bowman	18,000	2.62	16.51	2/16/2014	186,895	473,628
G. Guidroz	15,000	2.18	16.51	2/16/2014	155,746	394,690

(1)
All options shown in the table have a term of ten years, subject to earlier termination if the optionee ceases employment with the Company or an affiliate. The options vest 25% after one year and 1/48 each month thereafter so that the options are fully vested after four years. The vesting will be automatically accelerated in the event of a change in control as defined in the option agreements.

Aggregated Option Exercises in 2004 and Values at December 31, 2004

			Number of Shares Underlying Unexercised Options At December 31, 2004
					Value of Unexercised In-the-Money Options at December 31, 2004(1)
	Shares Acquired on Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
N. Chang	—	—	321,224	129,576	$2,139,948	$335,900
J. Organ	—	—	56,000	120,000	107,100	160,650
M. Moyle	—	—	35,000	93,000	41,240	135,310
K. Bowman	—	—	49,000	65,000	30,930	100,770
G. Guidroz	—	—	44,000	39,000	43,500	174,000

(1)
Value of unexercised in-the-money options is based on a value of $15.20 per share, the fair market value on December 31, 2004 of a share of common stock as defined in our stock option plans.

Equity Compensation Plan Information

        The following table summarizes information regarding the number of shares of our common stock that may be issued under options, warrants and rights that have been granted or may be granted under our equity plans as of the close of business on December 31, 2004.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	2,388,406	$16.21	6,023,326
Equity compensation plans not approved by stockholders	—	—	—
Total	2,388,406	16.21	6,023,326

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors (the "Committee") is composed of directors who are not employees of the Company and who have each been found to be "independent" as defined under SEC regulations and applicable Nasdaq listing standards. The Committee is responsible for establishing and administering Tanox's executive compensation arrangements, including the compensation of the Chief Executive Officer and the other officers of Tanox. The Committee's policies and programs are designed to further Tanox's goal of increasing shareholder value by motivating and retaining executive officers.

General Compensation Philosophy

        The Committee believes that the compensation programs for executive officers of Tanox should be designed to attract, retain and motivate talented executives responsible for the success of Tanox and should be determined within a competitive framework and based on the achievement of strategic Company objectives and individual performance.

        The Committee has established the following compensation philosophy for Tanox, as a framework within which decisions about compensation can be made:

  "Tanox's compensation program will be aligned with and support Tanox's business strategy. Compensation plans will be externally competitive, internally equitable and performance-based. The direct compensation plans (monetary and nonmonetary) will be designed so that all employees understand how their performance and compensation relates to Tanox's key performance indicators. It will provide an affordable level of compensation for each employee in exchange for expected levels of performance and results. When Tanox's business performance exceeds specified targets, total compensation may exceed that offered by the competition. When Tanox does not meet specified targets, total compensation will be below the competitive marketplace."

Key Elements of Executive Compensation

        Each executive officer's compensation is reviewed on an annual basis and is comprised of three components—base salary, annual bonus and stock options. Executive officers are also eligible to participate in all other Tanox employee benefit programs. The Committee retains independent compensation consultants to evaluate Tanox's compensation practices and levels for executive officers. The consultants use salary surveys showing competitive compensation practices of other small and mid-level biotechnology and pharmaceutical companies with whom Tanox competes for executive talent.

Base Salary

        Subject to approval by the Committee, the base salaries for executive officers are initially set based on negotiation with the individual at the time of recruitment and take into consideration the individual's area and scope of responsibility along with his or her qualifications and relevant experience. Each executive's performance is reviewed on an annual basis and changes may be made to their base salary based on individual performance, achievement of corporate goals and comparative data from the independent compensation consultants. The CEO also makes recommendations to the Committee on the base salary to be paid to the other executive officers.

Annual Bonus

        Tanox's executive officers, along with all other employees, are eligible to participate in company-wide annual bonus program that is based on the achievement of corporate and individual objectives determined at the beginning of the year. The Committee establishes a target bonus percentage of base salary for each executive officer comparable to bonus targets for executives at other small and mid-level biotechnology and pharmaceutical companies based on recommendations from its independent compensation consultants. For 2004, the CEO had a target bonus equal to 40% of her 2004 salary. She was paid a bonus equal to 28% of her 2004 salary or 71% of her target bonus. All other named executive officers had a target bonus equal to 25% of his or her 2004 salary. Exclusive of Mr. Organ, these officers were awarded, on average, bonuses equal to 19% of their 2004 salaries, or 77% of their target bonuses. For 2004, the CEO's bonus was determined entirely based on performance against corporate goals, and the bonuses for other executive officers was determined based on performance against a combination of corporate goals and individual objectives. Actual bonuses paid to executive officers for 2004 were lower than the targets primarily as a result of the delay of clinical trial programs. The named executives received 25% of Tanox's total bonus payout for the year 2004.

Stock Options

        The Committee believes that an important goal of Tanox's executive compensation program is to reinforce a sense of ownership and link executive and shareholder interests by providing opportunities to acquire equity in the Company through stock options. Long-term incentive compensation is achieved by granting stock options to executives under Tanox's 1997 Stock Plan (the "Plan"). The Plan allows for the grant of stock options, stock appreciation rights, performance units and stock awards to employees, advisors and consultants of Tanox. In general, stock options have an exercise price equal to the fair market value of the stock on the date of the grant, vest at the rate of 20% to 25% per year and have a term of 10 years.

        The size and nature of equity awards granted to executive officers is determined by the Committee. Initial stock option grants are based on role, position level and competitive industry practice. Subsequent awards reflect position level as well as individual performance. The CEO recommends to the Committee the level of stock options to be awarded to the other executive officers. Stock option awards to executive officers in 2004 were within ranges for their respective positions of other small and mid-level biotechnology and pharmaceutical companies based on comparative data from the independent compensation consultant. In line with the comparative data received, the options granted to executive officers in 2004 will vest 25% after one year and 1/48th per month thereafter so that they are fully vested after four years.

Compensation of the Chief Executive Officer

        In setting the 2004 overall compensation for Tanox's President and Chief Executive Officer, the Committee considered her performance during 2004 and compensation data for CEOs of other small and mid-level biotechnology and pharmaceutical companies from the independent compensation consultant.

        Effective February 1, 2004, the CEO's annual base salary was increased 3.0% from $430,000 to $443,000. The Committee approved this increase based on market data of CEO salaries at comparable companies as well as performance. The Committee also awarded our CEO a cash bonus of $125,000 for 2004 based on the Company's performance against corporate goals for the year. This bonus reflected corporate progress and goal achievement and was 28% of her 2004 salary and 71% of her target bonus for 2004. Consistent with the stock option program discussed above, during 2004 our CEO was granted stock options to acquire 45,000 shares of common stock.

Deductibility of Executive Compensation

        The Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the "performance-based" exception to Section 162(m). As the cash compensation paid by Tanox to each of its executive officers is expected to be below $1 million and the Committee believes that equity awards granted under the Plan to such officers will meet the requirements for qualifying as performance-based, the Committee believes that Section 162(m) will not affect the tax deductions available to Tanox with respect to the compensation of its executive officers. It is the Committee's policy to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax law. However, Tanox may from time to time pay compensation to its executive officers that may not be deductible.

        The Committee feels confident that these executive compensation policies and programs align with our compensation philosophy and serve the interests of stockholders and Tanox effectively.

The Compensation Committee of the Board of Directors

Osama I. Mikhail (Chairman)
Tse Wen Chang
Peter G. Traber

STOCK PERFORMANCE GRAPH

        The following performance graph compares the cumulative stockholder return on the common stock of Tanox to the cumulative total return of the Nasdaq Stock Market-U.S. Index and the Nasdaq Biotechnology Index. The graph assumes that the value of the investment in the common stock and each index was $100 at the initial point of each graph and that all dividends were reinvested. The initial point of the graph is (i) April 7, 2000, the first day of trading of Tanox common stock on the Nasdaq Stock Market following our initial public offering, for the Tanox commons stock, and (ii) March 31, 2000, for the comparator indices.

Cumulative Total Returns

	4/07/2000	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Tanox	$100.00	$137.50	$64.92	$31.75	$52.11	$53.33
NASDAQ Stock Market-U.S.	$100.00	$56.46	$42.59	$24.72	$35.91	$37.93
NASDAQ Biotechnology Index	$100.00	$107.12	$86.52	$48.12	$67.50	$70.05

OTHER TRANSACTIONS

        Prior to enactment of SOX, the Company had granted bonuses (in the form of promissory notes) to certain executives and key employees in connection with their hiring, which loans were forgiven over a number of years if the individual continued to be employed by Tanox. The Company had also, in the ordinary course of its business, made loans to certain executive officers and other key employees in connection with their hiring to facilitate their relocation to the area. In accordance with the provisions of SOX, the Company has discontinued the practice of providing bonuses to executive officers in the form of loans or making relocation bridge loans. Prior to enactment of SOX, Tanox had advanced $125,000 to Matthew Moyle in connection with a hiring bonus. The loan, which bears interest at 7% and is "grandfathered" under SOX, had a balance as high as $62,500 during 2004 and a balance of $31,250 at April 14, 2005.

        On February 25, 2004, we settled all litigation and arbitrations with Novartis Pharma AG and Genentech, Inc. relating to disputes over our anti-IgE technology and patents, and finalized the detailed terms of our three-party collaboration, begun in 1996, to develop and commercialize certain anti-IgE antibodies, including Xolair® and TNX-901. Under the terms of the settlement, Genentech and Novartis each reimbursed us $3.3 million for a portion of our TNX-901 development costs, we relinquished any rights to manufacture Xolair and, in exchange, will receive quarterly payments tied to the quantity of Xolair produced, and we benefited from an accelerated forgiveness by Novartis of a loan to finance the construction of our biologics manufacturing plant in the mid-1990s. We also amended the terms of our two-party development and licensing agreement with Novartis.

FUTURE STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS
AND STOCKHOLDER COMMUNICATIONS

Advance Notice Required for Stockholder Nominations and Proposals at the 2005 Annual Meeting

        Our By-laws require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders. If a stockholder wishes to nominate a candidate for director at the 2005 Annual Meeting, he or she must deliver written notice to Tanox's Corporate Secretary at 10555 Stella Link Road, Houston, Texas 77025, no later than May 7, 2005 (10 days after the date this proxy statement is first mailed). The written notice must set forth for the proposed nominee: (a) his/her name, age, business address and residence address; (b) his/her principal occupation or employment; (c) the number of shares of common stock of Tanox beneficially owned by such person; (d) the written consent of such person to have her/her name placed in nomination at the meeting and to serve as a director if elected; and (e) any other information relating to such stockholder that would be required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A promulgated under the Exchange Act (Regulation 14A). The stockholder proposing the nomination must also include in the notice its name and address, as they appear on Tanox's books, and the number of shares of common stock that are then beneficially owned by such stockholder.

        If a stockholder wishes to bring other business before the 2005 Annual Meeting, the stockholder must deliver written notice to the Corporate Secretary at its executive offices not later than May 10, 2005, setting forth (a) a brief description of the business desired to be brought and the reasons for conducting such business at the annual meeting; (b) the name and record address of such stockholder; (c) the number of shares of Tanox common stock beneficially owned by such stockholder; (d) any material interest of the stockholder in the business proposed; and (e) any other information required to be provided by the stockholder under Regulation 14A.

        Business timely submitted by a stockholder in accordance with the foregoing procedures will be considered at the 2005 Annual Meeting, unless the Board of Directors determines, to the extent allowed by law, that the proposed business should not be conducted at the annual meeting.

Stockholder Proposals for the 2006 Annual Meeting

        If you wish to submit a stockholder proposal for inclusion in our proxy statement and form of proxy for the 2006 Annual Meeting of Tanox stockholders, we must receive it at our executive offices, 10555 Stella Link Road, Houston, Texas 77025, to the attention of the Corporate Secretary, not later than December 28, 2006.

Stockholder Communications with the Board of Directors

        Our Board of Directors welcomes communications from Tanox stockholders. You may direct your communications to the Corporate Secretary, Tanox, Inc., 10555 Stella Link Road, Houston, Texas 77025, who will review it to determine proper handling. Any comments or complaints relating to our accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee.

ANNUAL MEETING OF STOCKHOLDERS OF

TANOX, INC.

June 10, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

\/ Please detach along perforated line and mail in the envelope provided. \/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

PROPOSAL 1. ELECTION OF DIRECTORS
		NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 2008		In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.
☐	FOR ALL NOMINEES	☐	Heinz W. Bull
		☐	Tse Wen Chang
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			Unless otherwise specified, this Proxy will be voted "FOR" the Nominees proposed by the Board of Directors and in the discretion of the persons named as Proxies on all other matters which may properly come before the Annual Meeting or any adjournments thereof.
☐	FOR ALL EXCEPT (See instructions below)			IMPORTANT
PLEASE MARK, SIGN BELOW, DATE, AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	Please mark here if you plan to attend the 2005 Annual Meeting of Stockholders	☐
Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

  TANOX, INC.

  ANNUAL MEETING OF STOCKHOLDERS—JUNE 10, 2005
  PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Nancy T. Chang and Katie-Pat Bowman as proxies, each with the power to appoint her substitute, and authorizes each of them to represent and vote all shares of Common Stock of Tanox, Inc. held of record by the undersigned on April 14, 2005, at the Annual Meeting of Stockholders to be held on June 10, 2005, and at any adjournments thereof.

(Continued and to be signed on the reverse side)